UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRE IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

HMS Holdings Corp.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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401 Park Avenue South
New York, New York 10016

April 30, 2010

Dear Shareholder:

On behalf of the Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders to be held on Wednesday, June 9, 2010, beginning at 10:00 a.m., Eastern Daylight Time, at the offices of HMS Holdings Corp., 401 Park Avenue South, New York, NY 10016. The formal Notice of Annual Meeting is set forth in the enclosed material.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. You may cast your vote by signing and dating the enclosed proxy card, or, for shares held in street name, the voting instruction form, and promptly returning it in the return envelope provided. No postage is required if this envelope is mailed in the United States. You have the option to cast your vote in person at the Annual Meeting on June 9, 2010. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, as an alternative to returning the voting instruction form you receive, you will have the option to cast your vote by telephone or over the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet website to do so.

We appreciate your investment in HMS Holdings Corp. and urge you to return your proxy or voting instruction card as soon as possible.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Walter D. Hosp
Chief Financial Officer and
Corporate Secretary

April 30, 2010

401 Park Avenue South, New York, NY 10016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:00 a.m., local time, on Wednesday, June 9, 2010

Place:	401 Park Avenue South, 10th Floor, New York, NY 10016

Items of Business:	(1) To elect four directors for a term expiring on the date of our 2012 Annual Meeting of Shareholders, or at such time as their successors have been duly elected and qualified.

(4) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

(5) To consider such other business as may properly come before the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”).

Adjournments and Postponements:	Any action on the items of business described above may be considered at the 2010 Annual Meeting at the time and on the date specified above or at any time and date to which the 2010 Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a shareholder of HMS as of the close of business on April 30, 2010 (the “Record Date”).

Meeting Admission:	You are entitled to attend the 2010 Annual Meeting only if you were an HMS shareholder as of the close of business on the Record Date or hold a valid proxy for the 2010 Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement dated prior to April 30, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2010 Annual Meeting.

Directions to the meeting may be obtained by calling our office at (212) 857-5986 or by email to ir@hms.com.

Voting:	Your vote is very important. Whether or not you plan to attend the 2010 Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy card or voting instructions as soon as possible. You may submit your vote by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed envelope provided, or by following the instructions on your proxy card or voting instruction card for voting over the Internet or by telephone. For specific instructions on how to vote, please refer to the “Questions and Answers” section beginning on page 1 of the Proxy Statement.

By the Order of the Board of Directors,

Walter D. Hosp
Chief Financial Officer and Corporate Secretary

April 30, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be
held on June 9, 2010

Our Proxy Statement and 2009 Annual Report to Shareholders are available at
http://bnymellon.mobular.net/bnymellon/hmsy

PROXY STATEMENT

HMS HOLDINGS CORP.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2010

QUESTIONS AND ANSWERS

Proxy Materials

Q:  Why am I receiving these materials?

A:  The Board of Directors, or the Board, of HMS Holdings Corp., a New York corporation (which may be referred to in this proxy statement as “we,” “us,” “our,” the “Company,” or “HMS”), is providing these proxy materials to you in connection with our 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”), to be held at 10:00 a.m., local time, on Wednesday, June 9, 2010 at 401 Park Avenue South, 10th Floor, New York, NY 10016. As a shareholder, you are invited to attend the 2010 Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement and accompanying proxy card or voting instruction card are being mailed on or about May 7, 2010 to all shareholders entitled to vote at the 2010 Annual Meeting.

Q:  What information is contained in this Proxy Statement?

A:  The information included in this Proxy Statement relates to the proposals to be voted on at the 2010 Annual Meeting, the voting process, our Board and Board committees, the compensation of our directors and executive officers, beneficial ownership of the Company, and certain other required information.

Q:  How can I access the proxy materials over the Internet?

A:  Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card or voting instruction card, as applicable, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2009 Annual Report are available at http://bnymellon.mobular.net/bnymellon/hmsy, which does not have “cookies” that identify visitors to the site.

Your proxy card or voting instruction card will contain instructions on how to view our proxy materials for the annual meeting on the Internet.

Your proxy and or voting instruction card will also contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, next year you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Q:  What should I do if I receive more than one paper copy of the proxy materials?

A:  You may receive more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:  I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions.

If you are shareholder of record and wish to receive a separate set of proxy materials now, please request the additional copy by contacting our transfer agent, BNYMellon at (U.S.) 1.877.206.1131 or (Int’l) 1.201.680.6578. Alternatively, you can write to BNY Mellon Shareowner Services at:

BNY Mellon
480 Washington Boulevard
Jersey City, NJ 07310-1900

If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please call Broadridge Financial Solutions, Inc. at 1.800.542.1061.

All shareholders may also write to us at the address below to request a separate copy of these materials:

HMS Holdings Corp.
Attn: Investor Relations
401 Park Avenue South
New York, NY 10016
Email: ir@hms.com
Telephone: 212.857.5986

Q:  How may I obtain a copy of HMS’s 2009 Form 10-K and other financial information?

A:  Shareholders may request a free copy of our 2009 Form 10-K by contacting us at the address/phone number listed in the answer to the prior question. We also will furnish any exhibits to the 2009 Form 10-K if specifically requested.

Alternatively, shareholders can access the 2009 Form 10-K and other financial information under the Investor Relations tab on our website at www.hms.com.

Annual Meeting Information

Q:  How can I attend the 2010 Annual Meeting?

A:  You are entitled to attend the 2010 Annual Meeting only if you were a shareholder of record of our common stock as of the close of business on the Record Date or you hold a valid proxy for the 2010 Annual Meeting. You should be prepared to present photo identification for admittance. A list of shareholders eligible to vote at the 2010 Annual Meeting will be available for inspection at the 2010 Annual Meeting and for a period of ten days prior to the 2010 Annual Meeting, during regular business hours, at our principal executive office, which is located at 401 Park Avenue South, 10th floor, New York, NY 10016.

If you are not a shareholder of record, but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement dated prior to April 30, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2010 Annual Meeting.

The 2010 Annual Meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:30 a.m., local time, and you should allow ample time for the check-in procedures.

Q:  How many shares must be present or represented to conduct business at the 2010 Annual Meeting?

A:  The quorum requirement for holding the 2010 Annual Meeting and transacting business is that holders of a majority of shares of HMS’s common stock entitled to vote must be present in person or represented by proxy at the 2010 Annual Meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. Broker non-votes are shares held in “street name” by brokers who are present in person or represented by proxy at a meeting, but who have not received a voting instruction on a particular item or matter on behalf of the customers who actually own our shares and the item or matter is not within the broker’s discretionary authority to vote. See “What if I am a beneficial shareholder and I do not give the nominee voting instructions?” on page 3 for more information.

Q:  What if a quorum is not present at the 2010 Annual Meeting?

A:  If a quorum is not present in person or represented by proxy at the 2010 Annual Meeting, the shareholders present or represented at the meeting and entitled to vote, although less than a quorum, or if no shareholder is present, any officer entitled to preside or to act as secretary of such meeting, may adjourn the 2010 Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given, unless the adjournment is for more than 30 days from the date of the original meeting or a new record date is set for the adjourned meeting, in which case, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting.

Voting Information

Q:  What items of business will be voted on at the 2010 Annual Meeting?

A:  The items of business scheduled to be voted on at the 2010 Annual Meeting are:

•	The election of four directors for a term expiring on the date of our 2012 Annual Meeting of Shareholders, or at such time as their successors have been duly elected and qualified; and,

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (the “2010 Fiscal Year”).

We will also consider other business that properly comes before the 2010 Annual Meeting.

Q:  How does the Board recommend that I vote?

A:  Our Board recommends that you vote your shares “FOR” the nominees to the Board, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 Fiscal Year.

Q:  Who is entitled to vote at the 2010 Annual Meeting?

A:  Only shareholders of record at the close of business on April 30, 2010 are entitled to vote at the 2010 Annual Meeting. We refer to this date as our Record Date.

You may vote all shares of HMS’s common stock owned by you as of the Record Date, including (i) shares that are held directly in your name as the shareholder of record, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

On the Record Date, we had 28,673,324 shares of common stock issued and outstanding.

Q:  What are the voting rights of the Company’s holders of common stock?

A:  Each outstanding share of the Company’s common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

Q:  What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?

A:  Most of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. We have summarized below some of the distinctions between being a shareholder of record and being a beneficial owner:

Shareholder of Record

If your shares are registered directly in your name, or as a joint holder, with our transfer agent, BNYMellon, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by HMS. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2010 Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker or other nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the 2010 Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2010 Annual Meeting. Your broker, trustee or nominee has enclosed or has previously provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:  How can I vote?

A:  Whether you hold shares directly as a shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2010 Annual Meeting.

You may vote by mail: If you are a shareholder of record of our common stock, you may submit your proxy by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. If you are a shareholder who holds shares beneficially in street name, you may vote by mail by completing, signing and dating the enclosed voting instruction card provided by your broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

You may vote by telephone or over the Internet: If you are a shareholder of record, you may vote by telephone or over the Internet by following the instructions included on the proxy card. If your shares are held in street name in an account at a bank or brokerage firm that participates in a program that offers telephone and Internet voting options, they will provide you with a voting instruction form that includes instructions on how to vote your shares by telephone or over the Internet. If you vote by telephone or over the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. EDT on June 8, 2010. We encourage you to vote by telephone or over the Internet by calling the toll-free number or going to the Internet address provided on your enclosed proxy card or voting instruction form, in each case using the voting control number assigned to you, so that your vote will be recorded immediately.

You may vote in person at the 2010 Annual Meeting: Shares held in your name as the shareholder of record may be voted in person at the 2010 Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2010 Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the 2010 Annual Meeting.

Q:  Is my vote confidential?

A:  Proxy cards, ballots and voting instructions and tabulations that identify individual shareholders will be tabulated by BNYMellon Investor Services LLC and will be handled in a manner that protects your voting privacy. Your vote will not be disclosed either within HMS or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.

Q:  How are my votes cast when I return a proxy card?

A:  When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint William C. Lucia, our President and Chief Executive Officer and Walter D. Hosp, our Chief Financial Officer and Corporate Secretary, as your representative at the 2010 Annual Meeting. Messrs. Lucia and Hosp will vote your shares at the 2010 Annual Meeting as you have instructed on the proxy card. Messrs. Lucia and Hosp are also entitled to appoint a substitute to act on their behalf.

Q:  May I change my vote?

A:  Yes. You may change your vote at any time prior to the vote at the 2010 Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the 2010 Annual Meeting and voting in person. For your written notice of revocation to be effective, it must be received by our Corporate Secretary at our principal executive offices no later than June 8, 2010. Attendance at the 2010 Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or if you cast a new vote. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the 2010 Annual Meeting and voting in person. If you are a shareholder of record or if your shares are held in street name and your bank or brokerage firm offers telephone and Internet voting options, you may also change your vote at any time prior to 11:59 p.m. EDT on June 8, 2010 by voting over the Internet or by telephone. If you change your vote, your latest telephone or Internet proxy is counted.

Q:  How are votes counted?

A:  In the election of the directors, you may vote “FOR” a nominee or you may “WITHHOLD AUTHORITY” with respect to a nominee. A proxy or ballot marked “WITHHOLD AUTHORITY” will be the equivalent of an abstention from voting.

For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

Q:  What if I sign and return my proxy without making any decisions?

A:  If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the proposals. If other matters properly come before the Annual Meeting, Messrs. Lucia and Hosp will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

Q:  What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:  If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. If the broker does not vote on a particular proposal because that broker does not have discretionary voting power, this is referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

On July 1, 2009, the SEC approved a change to the NYSE rules that stated that the election of directors would no longer be considered a “routine” matter, whether or not the election was contested. Consequently, if you do not give your broker instructions, your broker will not be able to vote on the election of directors. If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 Fiscal Year, even if the broker does not receive voting instructions from you.

Q:  What vote is required to approve each of the proposals?

A:  The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the 2010 Annual Meeting is required to elect the four nominees to the Board. In the election of the directors, the nominees receiving the highest number of “FOR” votes at the 2010 Annual Meeting will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to a nominee will not be voted with respect to that nominee, although it will be counted for purposes of determining whether there is a quorum.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the 2010 Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 Fiscal Year.

Q:  What happens if a nominee is unable to stand for election?

A:  If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or substitute a nominee. If a substitute nominee is selected, the proxy holders, Messrs. Lucia and Hosp, will vote your shares for the substitute nominee, unless you have withheld authority.

Q:  What happens if additional matters are presented at the 2010 Annual Meeting?

A:  Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2010 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Lucia and Hosp, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2010 Annual Meeting.

Q:  Who will serve as inspector of elections?

A:  BNYMellon Investor Services LLC will tabulate votes and a representative of BNYMellon will act as inspector of elections.

Q:  Who will bear the cost of soliciting votes for the 2010 Annual Meeting?

A:  HMS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees. These individuals will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to shareholders.

Q:  Where can I find the voting results of the 2010 Annual Meeting?

A:  We intend to announce preliminary voting results at the 2010 Annual Meeting and publish final results on a Form 8-K within four business days of the 2010 Annual Meeting.

Q:  What if I have questions for HMS’s transfer agent?

A:  Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

BNY Mellon
480 Washington Boulevard
Jersey City, NJ 07310-1900
(U.S.) 1.877.206.1131 or (Int’l) 1.201.680.6578

Shareholder Proposals And Director Nominations

Q:  What is the deadline for submitting proposals for inclusion in HMS’s proxy statement for the 2011 Annual Meeting of Shareholders?

A:  Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in our proxy statement relating to, and for consideration at, the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”), by submitting their proposals to us in a timely manner. Such proposals will be so included if they are received in writing at our principal executive office no later than January 7, 2011 and if they otherwise comply with the requirements of Rule 14a-8. Proposals should be addressed to: Corporate Secretary, HMS Holdings Corp., 401 Park Avenue South, New York, NY 10016.

With regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement, but seeking to have such proposal considered at the 2011 Annual Meeting, if such shareholder fails to notify us of such proposal by March 23, 2011, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2011 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the

Proxy Statement for the 2011 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our certificate of incorporation and by-laws and (iii) applicable New York law.

Further Questions

Q:  Who can help answer my questions?

A:  If you have any questions about the 2010 Annual Meeting or how to vote or revoke your proxy, you should contact our Corporate Secretary, Walter D. Hosp at 212.857.5000. If you need additional copies of this Proxy Statement or voting materials, please contact our Investor Relations Department by telephone at 212.857.5986 or by email to ir@hms.com.

CORPORATE GOVERNANCE

Board of Directors

Our business affairs are managed under the direction of the Board of Directors in accordance with the New York Business Corporations Law, our Certificate of Incorporation, as amended, and our By-laws.

Board Determination of Independence

Under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules (the “NASDAQ Marketplace Rules”), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on its review of the applicable independence standards and answers to annual questionnaires completed by the directors, our Board of Directors has determined that each of Ms. Rudnick, Dr. Stocker and Messrs. Kelly, Neal, Powers and Stowe is an “independent director” as defined under the NASDAQ Marketplace Rules.

Meetings of the Board of Directors

The Board of Directors held seven meetings during 2009. Each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

We do not have a policy with regard to directors’ attendance at annual meetings. Mr. Lucia was the only director in attendance at our 2009 Annual Meeting.

Board Committees

The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Compliance Committee, and Nominating Committee, each of which operates pursuant to a separate charter that has been approved by the Board of Directors. A current copy of each charter is available on our website at www.hms.com, under the “Investor Relations”/ “Corporate Governance” tabs or at http://investor.hms.com/governance.cfm. Each committee periodically reviews the appropriateness of its charter.

The Board of Directors makes committee and committee chair assignments annually at its meeting following the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board of Directors. The Board of Directors and each committee retain the authority to engage its own advisors and consultants.

The composition and primary responsibilities of each committee are summarized below.

Committee
Independent Director
	Audit		Compensation	Compliance	Nominating
James T. Kelly	✓		✓		✓
William W. Neal			✓		✓
Galen D. Powers				✓*	✓
Ellen A. Rudnick	✓	*		✓	✓
Michael A. Stocker, M.D.				✓	✓	*
Richard H. Stowe	✓		✓*		✓

*	Committee Chair

Audit Committee. The Audit Committee consists of Ms. Rudnick (Chair) and Messrs. Kelly and Stowe. The Board of Directors has determined that each member of the Audit Committee is an independent director, as defined in the NASDAQ Marketplace Rules and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and meets NASDAQ’s financial knowledge and sophistication requirements. In addition, the Board has determined that Mr. Kelly qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

As more fully described in its Charter, the Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities. Among other things, the Audit Committee reviews (i) the integrity of our financial statements, including our systems of internal controls regarding finance, accounting, and legal compliance, (ii) the independent registered public accounting firm’s qualifications and independence, and (iii) the performance of the independent registered public accounting firm. The responsibilities of the Audit Committee include appointing the independent registered public accounting firm to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, and approving all professional services to be provided to us by our independent accountants. The Audit Committee also approves the compensation of our independent accountants. The Audit Committee held four meetings in 2009.

Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the captions “Audit Committee Report” and “Proposal Two - Ratification of the Selection of Independent Registered Public Accounting Firm.”

Compensation Committee. The Compensation Committee consists of Messrs. Stowe (Chair), Kelly and Neal. The Board has determined that each member of the Compensation Committee is an independent director, as defined in the NASDAQ Marketplace Rules.

As more fully described in its Charter, the Compensation Committee’s primary function is to oversee compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and accomplishing business plans in the best interests of the shareholders. Specific responsibilities within this overall mission include (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and recommending to the Board of Directors the Chief Executive Officer’s overall compensation levels based on this evaluation; (ii) reviewing and approving the annual compensation of our Chief Executive Officer and senior executives; and (iii) reviewing and approving all other incentive awards and opportunities, employment agreements, severance and other agreements as they affect our Chief Executive Officer and senior executives. The Compensation Committee held two meetings in 2009.

The Compensation Committee determines and approves total executive remuneration based on its review and evaluation of proposals and recommendations presented by the Company’s senior management. To establish total compensation levels, the Compensation Committee reviews data collected by the Company and by an independent compensation consulting firm retained by the Committee. The Company’s philosophy is that executive compensation should be closely aligned with the performance of the Company, and to that end annual performance goals are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each executive. Annual corporate goals are proposed by management and approved by the Board of Directors at the end of each calendar year for the following year. Annual corporate goals target the achievement of specific strategic, operational and financial performance milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals.

Under the terms of its Charter, the Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In 2009, the Compensation Committee retained Frederic W. Cook & Co., Inc. to assist the Compensation Committee in among other matters, the design and development of the 2009 executive compensation program and the development of the Company’s peer group to be used by the Compensation Committee in making compensation determinations. Frederic W. Cook & Co., Inc. provides services only to, and at the discretion of, the Compensation Committee and did not provide additional services to the Company in 2009. Representatives of Frederic W. Cook & Co., Inc. attended meetings of the Compensation Committee in 2009 to advise the Committee.

The Compensation Committee has delegated to our President and Chief Executive Officer the authority to grant equity awards to employees of the Company, other than executive officers. The Compensation Committee has established narrowly defined, pre-approved parameters regarding the terms and conditions of grants under the delegated authority, including the eligible employee groups, the maximum number of shares subject to the delegation, the determination of the exercise price and other terms and conditions of the awards.

Additional information regarding compensation of executive officers and the role of Frederic W. Cook Co., Inc. is provided in the section titled “Compensation Discussion and Analysis”.

Compliance Committee. The Compliance Committee consists of Mr. Powers (Chair), Ms. Rudnick and Dr. Stocker. The Board has determined that each member of the Compliance Committee is an independent director, as defined in the NASDAQ Marketplace Rules.

As more fully described in its Charter, the Compliance Committee’s primary function is to oversee the operation of the Company’s Corporate Compliance Program providing for adherence to healthcare-related laws, regulations, and guidance. The Compliance Committee held four meetings in 2009.

Nominating Committee. The Nominating Committee consists of Dr. Stocker (Chair), Ms. Rudnick, and Messrs. Kelly, Neal, Powers, and Stowe. The Board has determined that each member of the Nominating Committee is an independent director, as defined in the NASDAQ Marketplace Rules.

As more fully described in its Charter, the Nominating Committee’s primary responsibilities are: (i) to identify individuals qualified to join the Board of Directors, and to recommend director nominees for election at the annual meeting of shareholders; (ii) to recommend Corporate Governance Guidelines to the Board of Directors; (iii) to lead the Board of Directors in its annual performance review; and (iv) to recommend nominees for each committee to the Board of Directors. The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.” The Nominating Committee did not meet separately in 2009; rather, matters falling within the scope of the Nominating Committee’s responsibilities were reviewed and approved by the full Board of Directors.

Review and Approval of Related Person Transactions

The Audit Committee’s Charter provides that the Audit Committee shall review all related person transactions on an ongoing basis and that all such transactions must be approved by the Audit Committee.

Our Audit Committee has not adopted any written policies or procedures governing the review, approval or ratification of related person transactions. The Audit Committee’s practice is to evaluate whether a related person (as defined in Item 404 of Regulation S-K) will have a direct or indirect interest in a transaction in which the Company may be a party. Where the Audit Committee determines that such proposed transaction involves a related person, the Audit Committee reviews any and all information it deems necessary and appropriate to evaluate the fairness of the transaction to us and our shareholders (other than the interested person involved in such transaction), and may consider among other things, the following factors: the related person’s relationship to us and direct or indirect interest in the transaction, both objective (for example, the dollar amount of the related person’s interest) and subjective (for example, any personal benefit not capable of quantification); whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; if applicable, the availability of other sources of comparable products or services; the benefits to us of the proposed interested transaction; and the impact on a director’s independence in the event the related person is a director, an “associated person” of a director or an entity in which a director is a partner, member, shareholder or officer.

If the Audit Committee decides not to approve a transaction, the Audit Committee will notify our President and Chief Executive Officer and Chief Financial Officer, who will ensure that the transaction is not consummated.

Board Leadership Structure and Role in Risk Oversight

The structure of our Board of Directors provides strong oversight by the independent directors. The Board of Directors convenes at least five times a year and is comprised of over a two-thirds majority of independent directors. Each of the standing committees of our Board of Directors is chaired by an independent director and is comprised entirely of independent directors. Following each Board meeting, our non-employee Board members meet in an executive session to review key decisions, discuss their observations and shape future Board agendas, all in a manner that is independent of management and where necessary, critical of management. The executive session is often led by our Non-Executive Chairman, Robert M. Holster. We believe that this structure creates an environment for increased engagement of the Board as a whole and that the independent majority of our directors provides an effective and independent oversight of management.

Robert M. Holster, our Non-Executive Chairman since March 2009, has served as a member of our Board of Directors since 2005 and as the Chairman of our Board since 2006. Mr. Holster has been a member of HMS’s management team and our predecessor, Health Management Systems, Inc.’s management team for an aggregate of over 20 years. Since 2001, Mr. Holster has held senior executive level positions with us, including serving as our Chief Executive Officer from 2005 to 2009 and as our President and Chief Operating Officer from 2001 to 2005. In March 2009, Mr. Holster stepped down as our Chief Executive Officer, but has remained an employee of the Company. Given his extensive history with the Company, Mr. Holster brings an unmatched depth of industry and company-specific experience to his role as our Non-Executive Chairman.

Mr. Holster works closely with our President and Chief Executive Officer, William C. Lucia, providing guidance on matters such as the Company’s risk profile, long-term strategy and potential growth opportunities. Through his role as Non-Executive Chairman, Mr. Holster is able to draw on the Board’s input to establish a Board agenda that, based on his full understanding of the Company and its business, focuses on the Company’s challenges, and ensures that the Board is presented with the necessary information required to fulfill its responsibilities. In addition, given his experience on both sides of a Board meeting, Mr. Holster is also able to advise our President and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, thereby ensuring productive and effective Board meetings. For example, immediately following each executive session, Mr. Holster discusses the non-employee directors’ assessments of the meeting, any desired agenda items for future meeting and any issues raised in the executive session with Mr. Lucia.

Our Board of Directors bears the responsibility for maintaining oversight over the Company’s exposure to risk. The Board, itself and through its committees, regularly discusses our material risk exposures, the potential impact on the Company and the efforts of management it deems appropriate to deal with the risks that are identified. The Board recently appointed an Enterprise Risk Management (ERM) Task Force that is led by members of the management team together with a consulting firm specializing in ERM. The ERM Task Force is responsible for implementing ERM across the Company and will regularly report to the Board on the progress of the implementation of the ERM program and its assessment of the key risks facing the Company. As part of the Board’s general oversight function for risk management, the Audit Committee works with management and the independent auditors to assess the quality and adequacy of the Company’s processes and controls that could affect the Company’s financial statements and financial reporting, including discussing significant financial risk exposure and the steps management has taken to monitor, control and report such exposure. In addition, the Compensation Committee, in connection with the performance of its duties, considers risks associated with the elements of the Company’s compensation programs. The Compliance Committee also meets regularly with management to assess the Company’s security programs and healthcare compliance policies and procedures and risks associated therewith. Lastly, the Nominating Committee, with guidance from outside counsel, considers the risks associated with corporate governance. Our Committees generally report to the Board at each regularly scheduled Board meeting.

The Company has grown significantly over the past several years, both as a result of internal growth and through acquisitions. As a result, at this time of significant growth and expansion of the Company, we believe that this balance of leadership between the Chairman and the President and Chief Executive Officer strengthens both the ability of our Board to provide meaningful guidance to our management team and the ability of our management team to direct its focus and resources toward growing the Company and expanding the breadth of its business. In addition, we believe that this leadership structure is strengthened by a Board with a majority of independent directors that work together and in tandem through their various functional areas of expertise to ensure proper oversight of the Company.

Director Nomination Process

The Board of Directors is responsible for recommending director candidates for election by the shareholders and for electing directors to fill vacancies or newly created directorships. The Board of Directors has delegated the screening and evaluation process of director candidates to the Nominating Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the Board of Directors.

Criteria for Nomination to the Board. The Nominating Committee does not have a formal policy for evaluating director candidates, including with respect to considering diversity, but rather believes that each nominee, regardless of the source of the nomination, should be evaluated based on his or her individual merits, taking into account the needs and composition of the Board of Directors at the time. In evaluating prospective candidates, the Nominating Committee will consider the composition of the Board of Directors as a whole (including diversity of skills, background and experience), the characteristics of each candidate (including independence, diversity, age, skills and experience), and the performance and continued tenure of incumbent directors. The Nominating Committee has not established specific minimum qualifications for a candidate to be recommended for nomination to the Board of Directors. In addition, given the historically small number of shareholder recommendations received in the past, the Board of Directors has not established a formal policy for the consideration of candidates recommended by shareholders.

Shareholder Recommendations of Director Candidates. The Nominating Committee does not have a formal policy regarding consideration of director candidates recommended by shareholders. The Nominating Committee will consider director candidates suggested by our shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement in the Q&A Section under the heading “Shareholder Proposals and Director Nominations. Shareholder nominees whose nominations comply with these procedures will be evaluated by the Nominating Committee in the same manner as the Nominating Committee’s nominees.

Process for Identifying and Evaluating Nominees. The members of the Nominating Committee initiate the process for identifying and evaluating nominees to the Board of Directors by identifying a slate of candidates who have the specific qualities or skills being sought, based on input from all members of the Board of Directors. In the past, the Committee has identified director nominees from various sources, including officers, directors and professional search consultants. The Nominating Committee members evaluate these candidates by reviewing their biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Nominating Committee. Appropriate candidates meet with a majority of the Nominating Committee, and based on the input from such interviews and the information obtained by them, the members of the Nominating Committee evaluate which of the prospective candidates is qualified to serve as a director and whether they should recommend to the Board of Directors that it nominate, or elect to fill a vacancy, with these final prospective candidates. Candidates recommended by the Nominating Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Shareholder Communication with the Board of Directors.

Shareholders may communicate with the Board of Directors by sending a letter to HMS Holdings Corp. Board of Directors c/o Corporate Secretary, 401 Park Avenue South, New York, NY 10016. The Corporate Secretary will receive and review all correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate, or to take any other appropriate actions with respect to such communications.

Code of Ethics

We have adopted a Code of Business Conduct For Designated Senior Financial Managers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, and such other personnel of the Company or its wholly-owned subsidiaries as may be designated from time to time by the Chairman of the Company’s Audit Committee. The Code of Business Conduct is posted on our website at www.hms.com and can also be obtained free of charge by sending a request to our Corporate Secretary at 401 Park Avenue South, New York, New York 10016. Any changes to or waivers under the Code of Business Conduct as it relates to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions must be approved by our Board of Directors and will be disclosed in a Current Report on Form 8-K within four business days of the change or waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 19, 2010 by (i) each of our non-employee directors, (ii) Messrs. Holster, Lucia, Hosp and Schmid, whom we refer to as our Named Executive Officers, (iii) all of our directors and Named Executive Officers as a group, and (iv) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which an entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of May 18, 2010 (60 days after March 19, 2010) through the exercise of stock options. Beneficial ownership includes all shares of restricted stock held by an entity or individual, whether or not vested, but excludes options or other rights vesting after May 18, 2010.

Percentage of beneficial ownership is based on 28,774,416 shares of common stock outstanding as of March 19, 2010. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such entity or individual by the sum of the shares of common stock outstanding on March 19, 2010 and the number of shares of common stock that such entity or individual had the right to acquire as of May 19, 2010.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o HMS Holdings Corp., 401 Park Avenue South, New York, NY 10016.

Name of Beneficial Owner	Shares Beneficially Owned*
	Numbers of	Percent
	Shares	(%)

Directors and Named Executive Officers
Robert M. Holster(1)	453,962	1.56
Walter D. Hosp(2)	74,751	*
James T. Kelly(3)	57,019	*
William C. Lucia(4)	318,314	1.10
William F. Miller(5)	207,331	*
William S. Mosakowski(6)	15,950	*
William W. Neal(7)	64,900	*
Galen D. Powers(8)	17,125	*
Ellen A. Rudnick(9)	84,888	*
John D. Schmid(10)	12,084	*
Michael A. Stocker M.D.(11)	15,950	*
Richard H. Stowe(12)	61,888	*
All current directors and executive officers as a group (12 persons)(13)	1,384,162	4.59
Five Percent Shareholders
BlackRock, Inc.(14)	1,978,560	6.88
AXA Financial, Inc.(15)	1,426,784	4.96

*Represents less than 1%.

(1)	Includes 16,773 shares of common stock owned by members of Mr. Holster’s family, 40,000 shares of common stock issuable to the 2007 Robert M. Holster Family Trust (the “Holster Trust”) upon the exercise of options vested as of May 18, 2010, of which Mr. Holster’s wife is trustee, and 312,375 shares of common stock issuable to Mr. Holster upon the exercise of options vested as of May 18, 2010. Mr. Holster disclaims beneficial ownership of the shares of common stock held by his family and by the Holster Trust.

(2)	Includes 39,167 shares of common stock issuable to Mr. Hosp upon the exercise of options vested as of May 18, 2010 and 25,584 shares of restricted stock, which vest in four equal installments on February 19, 2011, 2012, 2013 and 2014.

(3)	Consists of 34,325 shares of common stock issuable to Mr. Kelly upon the exercise of options vested as of May 18, 2010.

(4)	Includes 286,334 shares of common stock issuable to Mr. Lucia upon the exercise of options vested as of May 18, 2010 and 31,980 shares of restricted stock, which vest in equal installments on February 19, 2011, 2012, 2013 and 2014.

(5)	Includes 4,000 shares of common stock owned by members of Mr. Miller’s family and 16,888 shares of common stock issuable to Mr. Miller upon the exercise of options vested as of May 18, 2010. Mr. Miller disclaims beneficial ownership of the shares of common stock held by his family.

(6)	Consists of 15,950 shares of common stock issuable to Mr. Mosakowski upon the exercise of options vested as of May 18, 2010.

(7)	Includes 48,000 shares of common stock owned by members of Mr. Neal’s family and 11,900 shares of common stock issuable to Mr. Neal upon the exercise of options vested as of May 18, 2010. Mr. Neal disclaims beneficial ownership of the shares of common stock held by his family. Mr. Neal has pledged 10,000 shares of common stock as collateral for a loan.

(8)	Includes 237 shares of common stock owned by members of Mr. Powers’ family and 16,888 shares of common stock issuable to Mr. Powers upon the exercise of options vested as of May 18, 2010. Mr. Powers disclaims beneficial ownership of the shares of common stock held by his family.

(9)	Consists of 81,888 shares of common stock issuable to Ms. Rudnick upon the exercise of options vested as of May 18, 2010.

(10)	Consists of 12,084 shares of common stock issuable to Mr. Schmid upon the exercise of options vested as of May 18, 2010.

(11)	Consists of 15,950 shares of common stock issuable to Dr. Stocker upon the exercise of options vested as of May 18, 2010.

(12)	Consists of 61,888 shares of common stock issuable to Mr. Stowe upon the exercise of options vested as of May 18, 2010.

(13)	Consists of: Ms. Rudnick, Dr. Stocker and Messrs. Holster, Hosp, Kelly, Lucia, Miller, Mosakowski, Neal, Powers, Schmid, and Stowe.

(14)	In a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. reported that effective December 1, 2009 it completed its acquisition of Barclays Global Investors, NA and certain of its affiliates. In addition, BlackRock reported that it has sole voting and dispositive power over 1,978,560 shares of our common stock. BlackRock’s principal business address is 40 East 52nd Street, New York, NY 10022.

(15)	In a Schedule 13G filed jointly on February 12, 2010 by: (i) AXA Financial, Inc.; (ii) AXA, which owns AXA Financial, Inc.; and (iii) AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (collectively “AXA Mutuelle”) which, as a group control AXA, AXA Mutuelle and AXA reported beneficial ownership as of December 31, 2009 of 1,426,784 shares of our common stock. The Schedule 13G reports that: (i) AXA Financial, Inc.’s subsidiary, AllianceBernstein L.P., has sole power to dispose or to direct the disposition of 1,066,122 shares, and sole power to vote or to direct the vote of 1,017,452 shares, all of which were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, (ii) AXA Financial, Inc.’s subsidiary, AXA Equitable Life

Insurance Company, has sole power to dispose or to direct the disposition of and sole power to vote or to direct the vote of 74,800 shares, and (iii) AXA’s subsidiary, AXA Investment Managers UK Ltd. has sole power to dispose or to direct the disposition of and sole power to vote or to direct the vote of 285,862 shares, all of which were acquired solely for investment purposes. The Schedule 13G also reports that the subsidiaries of AXA Financial, Inc. operate under independent management and make independent voting and investment decisions. AXA Mutuelle and AXA disclaim beneficial ownership of the securities covered by the Schedule 13G. AXA Mutuelle’s principal business address is 26, rue Drouot 75009, Paris, France. AXA’s principal business address is 25, avenue Matignon, 75008 Paris, France. AXA Financial, Inc.’s principal business address is 1290 Avenue of the Americas, New York, NY 10104.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members, eight of whom are non-employee directors. Pursuant to our By-laws, our Board of Directors is currently divided into two classes, with one class standing for election each year, for a term of two years.

Our Board of Directors, based on the recommendation of our Nominating Committee, has nominated Robert H. Holster, James T. Kelly, William C. Lucia and William S. Mosakowski for election as directors at the annual meeting. Galen D. Powers, who is currently a member of the Board of Directors, is not standing for re-election. All of the nominees are current directors of the Company. If elected, each of the nominees will hold office for a two year term expiring at the annual meeting of shareholders in 2012. The terms of the other current directors listed below will expire at the 2011 annual meeting. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected.

Our By-laws provide that directors are elected by a plurality of the votes cast by shareholders at a meeting at which a quorum is present. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the four nominees, to serve a two-year term, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

Our Board of Directors

The following table sets forth information with respect to our directors and nominees for election at the 2010 Annual Meeting.

Name	Age	Position	Committee Memberships

Robert H. Holster	63	Non-executive Chairman and Director Nominee
James T. Kelly	63	Director Nominee	Audit, Compensation, Nominating
William C. Lucia	52	President, Chief Executive Officer and Director Nominee
William F. Miller III	60	Director
William S. Mosakowski	56	Director Nominee
William W. Neal	78	Director	Compensation, Nominating
Galen D. Powers**	73	Director	Compliance*, Nominating
Ellen A Rudnick	59	Director	Audit*, Compliance, Nominating
Michael A. Stocker, M.D.	68	Director	Compliance, Nominating*
Richard H. Stowe	66	Director	Audit, Compensation*, Nominating

*	Committee Chair
**	Not standing for re-election

When an incumbent director is up for re-election, the Nominating Committee reviews the performance, skills and characteristics of such incumbent director before making a determination to recommend that the full Board nominate him or her for re-election.

The Board of Directors believes that the combination of the business and professional experience of our directors and the diversity of their areas of expertise has been a contributing factor to its effectiveness and provides a valuable resource to management. With the exception of our President and Chief Executive Officer, Mr. Lucia, each of our directors has served on our Board for more than three years and, in particular, Ms. Rudnick and Messrs. Neal, Powers, and Stowe has each served on our Board for more than ten years. During their tenures, our directors have gained considerable institutional knowledge about the Company and its operations. Given the growth of our business and the rapidly changing healthcare environment, this continuity of service and development of institutional knowledge enables our Board to be more efficient and more effective in developing strategy and long-term plans for the Company.

A description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of the continuing members of the Board of Directors and each of the nominees should serve as a director follows the biographical information of each director and nominee below.

Directors Whose Terms Expire in 2010

Robert M. Holster has served as the Chairman of our Board of Directors since April 2006 and as one of our directors since May 2005. From May 2005 to February 2009, Mr. Holster served as our Chief Executive Officer and from April 2001 to May 2005, he served as President and Chief Operating Officer. Previously, Mr. Holster served as our Executive Vice President from 1982 through 1993 and as one of our directors from 1989 through 1996. Mr. Holster previously served in a number of executive positions including Chief Executive Officer of HHL, Inc., Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc.

Mr. Holster has been a member of HMS’s management team and our predecessor, Health Management Systems, Inc.’s management team, for an aggregate of over 20 years, including serving as our Chief Executive Officer for four years and as our President and Chief Operating Officer for four years. Given his extensive history with the Company, Mr. Holster brings an unmatched depth of industry and company-specific experience to his role as our Chairman.

James T. Kelly has served as one of our directors since December 2001. Mr. Kelly is a private investor. From 1986 to 1996, Mr. Kelly served as the Chief Executive Officer of Lincare Holdings, Inc., a publicly traded company that provides respiratory care, infusion therapy and medical equipment to patients in the home. From 1994 to 2000, Mr. Kelly served as Chairman of the Board of Directors of Lincare. Prior to joining Lincare, Mr. Kelly spent 19 years in various management positions within the Mining and Metals Division of Union Carbide Corporation. Mr. Kelly also serves as a director of Emergency Medical Services Corporation, and from 1997 to 2009 Mr. Kelly served as a director of American Dental Partners, Inc.

Mr. Kelly brings over 20 years of public company experience to our Board of Directors, both through his board memberships and through his role as Chief Executive Officer of Lincare Holdings, Inc. Given his background and experiences, he provides the Company with valuable financial, operational and strategic expertise and his extensive experience with financial reporting rules and regulations in a public company environment make him well-positioned to serve as a member of the Audit Committee, as our Audit Committee Financial Expert and as a member of the Compensation Committee.

William C. Lucia has served as our President and Chief Executive Officer since March 2009 and as one of our directors since May 2008. From May 2005 to March 2009, Mr. Lucia served as our President and Chief Operating Officer. Since joining us in 1996, Mr. Lucia has held several positions with us, including: President of our subsidiary Health Management Systems, Inc. from 2002 to 2009; President of our Payor Services Division from 2001 to 2002; Vice President and General Manager of our Payor Services Division from 2000 to 2001; Vice President of our Business Office Services from 1999 to 2000; Chief Operating Officer of our former subsidiary Quality Medical Adjudication, Incorporated (QMA) and Vice President of West Coast Operations from 1998 to 1999; Vice President and General Manager of QMA from 1997 to 1998; and Director of Information Systems for QMA from 1996 to 1997. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow of the Life Management Institute (FLMI) Program through LOMA, an international association through which insurance and financial services companies around the world engage in research and educational activities to improve company operations.

With over 14 years experience working across multiple divisions at HMS and his prior experience in the insurance industry, Mr. Lucia brings to our board in-depth knowledge of the Company and the healthcare and insurance industries. In his prior role as our President and Chief Operating Officer, Mr. Lucia gained critical insights into managing and growing our business in our complex and dynamic healthcare environment, making him well-positioned to lead our management team and provide essential insight and guidance to the Board of Directors from an inside perspective.

William S. Mosakowski has served as one of our directors since December 2006. Mr. Mosakowski is the President and Chief Executive Officer of Public Consulting Group, Inc. (PCG), which he founded in 1986. Prior to starting PCG, Mr. Mosakowski served as Assistant Revenue Director for the Massachusetts Department of Developmental Services (formerly the Department of Mental Health and Mental Retardation). He later served as Manager of Reimbursement for the Harvard Community Health Plan, and was a senior consultant with Touche Ross & Company. Mr. Mosakowski is the Chairman of the Board of Trustees of Clark University and a founding benefactor of Clark University’s Mosakowski Institute for Public Enterprise. Mr. Mosakowski serves on the Board of Directors of several private and not-for-profit companies.

Given Mr. Mosakowski’s experiences founding and growing PCG, he brings to our Board a deep understanding of the healthcare industry, the services that we provide, the markets that we serve and the potential for our continued growth.

Galen D. Powers has served as one of our directors since 1992. Mr. Powers founded Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, in 1983 and served as its President from 1983 to 2001. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the President of the American Health Lawyers Association. Mr. Powers also serves as a director of MedCath, Inc., and several private and not-for-profit companies and educational institutions.

Mr. Powers’ brings extensive experience in the legal and regulatory aspects of the healthcare industry to our Board of Directors, which is particularly valuable as we continue to expand our business. Mr. Powers’ background and experience make him well-positioned to serve as the Chairman of the Compliance Committee and as a member of the Nominating Committee.

Directors Whose Terms Expire in 2011

William F. Miller III has served as one of our directors since October 2000. Mr. Miller is a partner of Highlander Partners, a private equity group in Dallas, Texas focused on investments in healthcare products, services and technology. From October 2000 to April 2005, Mr. Miller served as our Chief Executive Officer and from December 2000 to April 2006, Mr. Miller served as our Chairman. From 1983 to 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a national healthcare services firm focused on the provision of emergency physician medical services. From 1980 to 1983, Mr. Miller served as Administrator/Chief Operating Officer of Vail Mountain Medical. Mr. Miller also serves as a director of Lincare Holdings, Inc. and several private companies.

Mr. Miller brings to the Board of Directors both a thorough understanding of our business and the healthcare industry and extensive experience in the financial markets. His significant operational experience both at HMS and at EmCare Holdings, Inc., make him well-positioned to provide the Company with insight on financial, operational and strategic issues.

William W. Neal has served as one of our directors since 1989. Mr. Neal is a private investor. From 1996 to 2001, Mr. Neal served as Managing Principal of Piedmont Venture Partners. From 1989 to 1996, Mr. Neal served as Chief Executive Officer of Broadway and Seymour, a software and computer systems provider for the banking industry. From 1985 to 1989, he was a general partner of Welsh, Carson, Anderson & Stowe, a private equity firm. From 1984 to 1985, Mr. Neal served as Senior Vice President, Marketing of Automated Data Processing, Inc. (ADP) and from 1978 to 1984, he served as a Group President of ADP. Mr. Neal also serves as a director of several private and not-for-profit companies and educational institutions.

Mr. Neal brings extensive operational experience and a strong financial, capital markets and investment background to the Board of Directors. Mr. Neal’s background and experience make him a valuable member of our Nominating and Compensation Committees.

Ellen A. Rudnick has served as one of our directors since 1997. Since 1999, Ms. Rudnick has served as Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship, University of Chicago Booth School of Business. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant, which she co-founded. From 1990 to 1992, she served as President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. (HCIA) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President of Baxter Healthcare and President and Founder of Baxter Management Services Division. From 1992 to 2003, Ms. Rudnick served as Chairman of CEO Advisors, Inc., a privately held consulting firm. Ms. Rudnick also serves as a director of Patterson Companies, Inc. and First Midwest Bancorp, Inc.

Ms. Rudnick brings to the Board extensive business understanding and demonstrated management expertise, having served in key leadership positions at a number of healthcare companies. Her management experience has provided her with a thorough understanding of the financial and other issues facing large companies, making her particularly valuable as the Chairman of our Audit Committee and as a member of our Nominating and Compliance Committees. Ms. Rudnick has a comprehensive understanding of the operational, financial and strategic challenges facing companies and knows how to make businesses work effectively and efficiently.

Michael A. Stocker, M.D. has served as one of our directors since January 2007. Since September 2008, Dr. Stocker has served as Chairman of the Board of the New York City Health and Hospitals Corporation (HHC), the largest municipal hospital and health care system in the country. From January 2006 to April 2007, Dr. Stocker served as President and Chief Executive Officer of WellPoint, Inc.’s East Region. Dr. Stocker served as President and Chief Executive Officer of Empire Blue Cross Blue Shield (Empire) from 1994 until its acquisition by Wellpoint, Inc. in December 2005. Dr. Stocker has also held executive level positions with both CIGNA and US Healthcare. Dr. Stocker serves as a director of Coventry Health Care, Inc. He also serves on the Boards of the Arthur Ashe Institute for Urban Health, New York Stem Cell Foundation, SeeChange Health and Triveris, Inc. (part of the Psilos Group).

Dr. Stocker brings a unique perspective to our Board given his background as a medical professional, his recognized expertise as a business leader, which is exemplified by his appointment as Chairman of HHC by New York’s Mayor Bloomberg, and his executive level experience at some of the largest US health insurance companies. Dr. Stocker’s background and experience make him well-positioned to serve as the Chairman of the Nominating Committee and as a member of the Compliance Committee.

Richard H. Stowe has served as one of our directors since 1989. Mr. Stowe is a general partner of Health Enterprise Partners LLP, a private equity firm. From 1999 to 2005, Mr. Stowe was a private investor, a senior advisor to the predecessor funds to Health Enterprise Partners, and a senior advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of Welsh, Carson, Anderson & Stowe. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of several private and not-for-profit companies and educational institutions.

Mr. Stowe brings 40 years of financial, capital markets and investment experience to our Board of Directors. Mr. Stowe’s background and experience make him well-positioned to serve as the Chairman of the Compensation Committee and as a member of the Audit and Nominating Committees.

The Board of Directors recommends a vote “FOR” all nominees.

REPORT OF AUDIT COMMITTEE

In accordance with its Charter, the Audit Committee of the Board of Directors (the “Board”) of HMS Holdings Corp. (the “Company”), among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. During 2009, the Audit Committee met four times.

In discharging its oversight responsibility as to financial reporting process, the Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2009 with management. Management has the responsibility for the preparation of our financial statements and the Company’s independent registered public accounting firm, KPMG LLP (KPMG) has the responsibility for the examination of those statements.

The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.”

The Audit Committee has received from KPMG a formal written statement describing all relationships between KPMG and the Company that might bear on KPMG’s independence, as required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with KPMG any relationships that may impact its objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by KPMG is compatible with its independence. Based on the foregoing, the Audit Committee has concluded that KPMG is independent from the Company and its management.

Based on the above-mentioned review and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of HMS Holdings Corp.

Ellen A. Rudnick, Chair
James T. Kelly
Richard H. Stowe

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected, subject to ratification by shareholders, KPMG LLP (KPMG), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2010. KPMG has audited our consolidated financial statements and the financial statements of our predecessor since 1981.

Representatives of KPMG are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions from shareholders, and make a statement, if they desire.

Fees of Independent Registered Public Accountants during Fiscal Years 2009 and 2008

In addition to retaining KPMG to audit our financial statements, from time to time, we engage KPMG to perform other services. The following table sets forth the aggregate fees billed by KPMG in connection with the services rendered during the past two fiscal years. All fees set forth below were approved by the Audit Committee of the Board of Directors.

Type of Fee	2009	2008

Audit Fees(1)	$558,500	$556,500
Audit-Related Fees	-	-
Tax Fees(2)	10,620	125,000
All Other Fees	-	-

Total Fees for Services Provided	$569,120	$681,500

(1)	Audit fees represent fees for professional services rendered for the audit of our consolidated financial statements, review of interim financial statements, services normally provided by the independent registered public accounting firm in connection with regulatory filings, including registration statements and for procedures necessary over the purchase accounting relating to our 2009 acquisitions.

(2)	Represents fees for tax services, including tax compliance, tax advice and tax planning provided during the ordinary course of operations.

Audit Committee Pre-Approval Policies and Procedures

In accordance with its Charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.

 The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Board”) of HMS Holdings Corp. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in this proxy statement.

By the Compensation Committee of the Board of Directors of HMS Holdings Corp.

Richard H. Stowe, Chair
James T. Kelly
William W. Neal

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the members of our Compensation Committee were Richard H. Stowe, William W. Neal, and James T. Kelly, none of whom has ever been an officer or employee of the Company and none of whom have had a related person transaction involving the Company. During 2009, none of our executive officers (i) served as a member of the Board of Directors or compensation committee of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee or (ii) served as a member of the compensation committee of any other entity that had one or more of its executive officers serving as a member of our Board of Directors.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Our executive officers are subject to annual appointment by the Board of Directors at its first meeting following our Annual Meeting of shareholders. Set forth below is information regarding each of our executive officers. Further information about Messrs. Holster and Lucia is presented above under the heading “Our Board of Directors.”

Name	Age	Position

Robert H. Holster	63	Non-executive Chairman
William C. Lucia	52	President, Chief Executive Officer and Director
Walter D. Hosp	52	Chief Financial Officer and Corporate Secretary
John D. Schmid	52	Vice President of Human Resources

Walter D. Hosp has served as our Senior Vice President and Chief Financial Officer since July 2007. Mr. Hosp has over 20 years of experience in senior financial executive positions for large publicly-traded healthcare companies. From August 2002 to July 2007, Mr. Hosp was Vice President & Treasurer of Medco Health Solutions, Inc. (MHS). Prior to MHS, Mr. Hosp served as Chief Financial Officer of Ciba Specialty Chemicals Corporation, and President of their Business Support Center. Mr. Hosp also served as Vice President & Treasurer for CIBA-GEIGY Corporation and Director of Treasury Operations for Avon Products Inc. Mr. Hosp serves on the Board of the United Way of Westchester and Putnam.

John D. Schmid has served as our Vice President of Human Resources since April 2007. Mr. Schmid has over 16 years experience in the human resources field, having held senior human resource executive positions for public companies in the service and production industries. From December 2002 to April 2007, Mr. Schmid served as global Director of HR Operations for Perot Systems. At Perot, his responsibilities included IT outsourcing, international services and the management of new and existing service center operations to support Perot’s healthcare provider back offices. Prior to Perot, Mr. Schmid held field and corporate human resource positions with Office Depot and Fleming Companies. Mr. Schmid served in the US Navy as a Surface Warfare Officer for eight years before moving into the corporate human resources arena.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a narrative describing how compensation for our Named Executive Officers was established for 2009 and should be read in conjunction with the compensation tables and related narrative descriptions that follow it.

Effective March 1, 2009, Mr. Lucia was appointed President and Chief Executive Officer of the Company, replacing Mr. Holster. Mr. Holster remains an employee of the Company and our Non-Executive Chairman of the Board of Directors. As of the end of the fiscal year ended December 31, 2009, our Named Executive Officers were:

•	Robert M. Holster, Non-Executive Chairman/Former Chief Executive Officer;

•	Walter D. Hosp, Chief Financial Officer;

•	William C. Lucia, President and Chief Executive Officer; and,

•	John D. Schmid, Vice President of Human Resources.

Objectives and Philosophy of Our Executive Compensation Program

Our mission is to be a significant provider of quality services in the markets we serve. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, we must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units during periods of both favorable and unfavorable business conditions.

Our executive compensation program is a critical management tool in achieving this goal. “Pay for performance” is the underlying philosophy for our executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee of the Board of Directors, which is comprised entirely of non-employee directors.

The program is designed and administered to:

•	align the interests of our senior executives with the interests of our shareholders, thus rewarding individual and team achievements that contribute to the attainment of our business goals; and

•	provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of our performance.

Role of Management

Our President and Chief Executive Officer, working with our Human Resources Department, develops recommendations regarding executive compensation program design and individual compensation levels for our other Named Executive Officers and certain other highly compensated individuals. He also provides the Compensation Committee with a performance assessment for each Named Executive Officer as input to base salary and incentive award recommendations, and provides financial information relevant to determining the achievement of our performance objectives and related annual cash incentive bonuses. In addition, our President and Chief Executive Officer and our Chief Financial Officer are involved in setting the financial objectives that, subject to the approval of the Board and the Compensation Committee, are used as the performance measures for the annual and long-term incentive plans.

Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to provide executive compensation services to the Compensation Committee. FWC reports directly to the Compensation Committee and the Compensation Committee directly oversees the fees paid for their services. The Compensation Committee utilizes FWC to review management’s recommendations with the instruction that FWC is to advise the Compensation Committee independent of management and to provide such advice for the benefit of the Company and its shareholders. FWC does not provide any consulting services to the Company beyond its role as a consultant to the Compensation Committee.

FWC provided the following services to the Compensation Committee in connection with its review of the Company’s 2009 executive compensation programs:

•	assisted in the design and development of the 2009 executive compensation program;

•	provided competitive benchmarking and market data analysis;

•	provided analyses and industry trends relating to the compensation of our new Chief Executive Officer and our other Named Executive Officers; and,

•	provided analysis and advice regarding the views of various shareholder review services.

Peer Group Compensation Analysis

In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of public companies in the healthcare information services industry developed by FWC, and approved by the Compensation Committee. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable in size to us and against which the Compensation Committee believes we compete for executive talent.

Companies included in this peer group for purposes of establishing 2009 compensation levels were: Allscripts Healthcare Solutions Inc., AMICAS, Inc., AthenaHealth, Inc., Computer Programs & Systems Inc., CorVel Corporation, eResearch Technology, Inc., Healthways, Inc., MAXIMUS, Inc., Omnicell, Inc., Phase Forward Incorporated, PRG-Schultz International, Inc., Providence Services Corporation, Quality Systems, Inc., and The TriZetto Group, Inc. (collectively, the “2009 Peer Group”). This peer group reflects (relative to the Company’s prior peer group) the addition of AthenaHealth, Inc., CorVel Corporation, Healthways, Inc., Phase Forward Incorporated and PRG-Schultz International, Inc. and the removal of First Consulting Group, Matria Healthcare, Inc., Mediware Information Systems, Inc., National Research Corporation and Quovadx, Inc. These changes were made to ensure that, in the aggregate, the peer group best reflected the size, content, financial profile and scope of operations of the Company.

In the second half of 2009, the Compensation Committee retained FWC to conduct a comprehensive review of the Company’s executive compensation program, with a particular focus on equity compensation. This analysis was used by the Compensation Committee to develop the 2009 Long-term Incentive Plan and to guide the Compensation Committee’s 2010 executive compensation review. The companies included in the peer group for this analysis were: Allscripts-Misys Healthcare Solutions Inc., AthenaHealth, Inc., Computer Programs & Systems Inc., CorVel Corporation, Eclipsys Corporation, Emdeon Inc., eResearch Technology, Inc., Healthways, Inc., MAXIMUS, Inc., MedAssets, Inc., Phase Forward Incorporated and, Quality Systems, Inc. (collectively, the “2010 Peer Group”). This peer group reflects the addition of Eclipsys Corporation, Emdeon Inc., and MedAssets, Inc. and the removal of AMICAS, Inc., Omnicell, Inc., PRG-Schultz International, Inc. Providence Services Corporation and The TriZetto Group, Inc. These additional changes were made to further align the peer group with the Company in terms of size and business content.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual short term (cash) incentive compensation; and

•	a long term incentive, primarily represented by equity awards.

We also provide our executive officers with insurance, retirement and other employee benefits.

The Compensation Committee does not have a formal or informal policy or target for allocating compensation between cash and non-cash compensation or among the different forms of non-cash compensation. However, certain components of executive compensation are paid based on predefined targets established in connection with a Named Executive Officer’s employment. For example, annual short term (cash) incentive compensation is based on a predetermined financial performance objective and paid based on a pre-established bonus target percentage. In allocating compensation between cash and non-cash forms, the Compensation Committee, after reviewing information provided by FW Cook, determines what it believes in its business judgment to be the appropriate level of each of the various compensation components.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities of our employees, including our Named Executive Officers. In determining the amount of compensation to be paid to our Named Executive Officers, the Compensation Committee adheres to long established compensation policies pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility, the level of the Named Executive Officer’s compensation in relation to others with the same, more, or less responsibilities, and tenure. To ensure both competitiveness and appropriateness of base salaries, we retain independent compensation consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual Named Executive Officers (and our other employees) are classified and the pay ranges with which their jobs are associated.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In March 2009, the Compensation Committee increased Mr. Schmid’s base salary from $200,000 to $220,000 in consideration of his contributions and performance since joining the Company in 2007. As discussed in the next paragraph, Mr. Lucia’s salary was increased in connection with his appointment as our Chief Executive Officer and Mr. Holster’s salary was adjusted to reflect his change in position. Mr. Hosp’s salary was not increased for 2009. The Compensation Committee did not increase annual base salaries for Messrs. Holster, Hosp and Schmid for 2010.

The Compensation Committee retained FWC to assist in the determination of Mr. Lucia’s compensation upon his appointment as the Company’s Chief Executive Officer in March 2009. The compensation analysis was based on a review of the compensation of the Chief Executive Officers in the 2009 Peer Group, and survey data from one national general industry survey (based on participating companies with annual revenues less than $500 million) and one national technology survey (based on participating companies with annual revenues between approximately $100 million and $450 million). Determination of Mr. Lucia’s 2009 compensation took into consideration his salary as our President and Chief Operating Officer, which was $343,846 for 2008, his contributions in that position, and the compensation of Chief Executive Officers in the 2009 Peer Group. In establishing Mr. Lucia’s annualized base salary at $400,000 for 2009, the Compensation Committee recognized that Mr. Lucia’s salary was below the median of the 2009 Peer Group and below the salary of his predecessor, but noted that 2009 was Mr. Lucia’s first year as the Company’s President and Chief Executive Officer. In February 2010, following a review of Mr. Lucia’s performance in his first year as President and Chief Executive Officer, and taking into consideration the Company’s past compensation practices for Chief Executive Officers and the salaries of Chief Executive Officers in the 2010 Peer Group, the Compensation Committee approved an increase in Mr. Lucia’s annualized base salary from $400,000 to $525,000, effective March 1, 2010. In making this determination, the Compensation Committee also considered that the Company completed two acquisitions in 2009 and increased revenue and net income by more than 25% over the prior year.

Annual Short Term (Cash) Incentive Compensation. The Compensation Committee has the authority to award annual bonuses to our Named Executive Officers in accordance with specific performance criteria established each year, and based on the extent to which those criteria were achieved. The Compensation Committee believes that the short term bonus plan promotes the Company’s performance-based compensation philosophy by providing Named Executive Officers with direct financial incentives in the form of annual cash bonuses for achieving specific performance goals. Bonus criteria are established, and bonuses are ultimately awarded, in a manner intended to reward both overall corporate performance and an individual’s participation in attaining such performance. Our annual short term incentive bonus is paid in cash, ordinarily in a single installment in the first quarter following the completion of the fiscal year, and is tied to the achievement of predetermined annual corporate financial and individual performance objectives. The targeted amount of annual performance bonus for 2009 was 65% of base salary for Messrs. Holster and Lucia and 40% of base salary for Messrs. Hosp and Schmid.

The primary factor that the Compensation Committee considers when determining incentive compensation for our Named Executive Officers is a predetermined financial performance objective. If the Company achieves its financial performance objective, the Named Executive Officers become entitled to short term cash incentive compensation. In addition, upon the Company’s achievement of this objective, the Compensation Committee has the discretion to adjust short term cash incentive payments based upon its consideration of individual performance during the course of the year. The Compensation Committee may increase or decrease the annual bonus paid based on the attainment of goals relating to strategic objectives or to account equitably for items impacting the predetermined performance objectives that are non-recurring in nature.

The financial objective established for 2009 for the Company’s Named Executive Officers was the achievement by the Company of a specific net income target. The Company uses net income because it is a primary reporting metric and is based on generally accepted accounting principles. Net income includes all income and expense items and all gains and losses, whether they are considered recurring or non-recurring. As illustrated in the chart below, the applicable percentage of the bonus target to be paid varies with the percentage of the Company’s attainment of its net income target. The net income target for 2009 was $26.5 million.

Net Income Target	Percent of Target
(in millions)	Achieved	Bonus Multiple

$21.2	80%	-
$23.8	90%	0.5
$26.5	100%	1.0
$29.2	110%	1.4
$31.8	120%	1.9
$34.5	130%	2.3
$37.1	140%	2.7

As illustrated in the chart, upon the achievement of 100% of the Company’s net income target, the Named Executive Officers would be entitled to 100% of their respective bonus targets. The threshold for payment of any amount under the incentive plan for 2009 was attainment of more than 80% of the Company’s net income target. The achievement of 90% of the Company’s net income target would result in payment to the Named Executive Officers of 50% of the bonus target. There is no maximum on the bonus amount payable to our Named Executive Officers.

Specific individual goals are not set for each Named Executive Officer; rather, following completion of the fiscal year, the Compensation Committee assesses each Named Executive Officer’s overall contributions to helping the Company achieve its financial objective by (i) improving revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders’ equity, (ii) developing competitive advantages, (iii) dealing effectively with the growing complexity of our business, (iv) developing business strategies, managing costs, and improving the quality of our services as well as customer satisfaction, (v) successfully executing divestitures, acquisitions and strategic partnerships, (vi) implementing operating efficiencies, and (vii) general performance of individual job responsibilities.

In February 2010, the Compensation Committee approved the cash bonus amounts to be paid to each of the Named Executive Officers for services performed in 2009 based on the Company’s net income for 2009 of $30.8 million, which was 16.2% over the targeted net income amount for 2009. The Compensation Committee did not adjust bonuses for 2009 based on the individual performance of each Named Executive Officer. The bonus amounts awarded to Messrs. Holster, Hosp, Lucia and Schmid were 70% above their 2009 bonus target, or $276,288, $221,030, $442,060 and $149,620, respectively.

In February 2010, based on its review of bonus targets of Chief Financial Officers included in the 2010 Peer Group, the Compensation Committee raised Mr. Hosp’s annual performance bonus target to 50% of his base salary.

Long Term Incentive Compensation. The longer-term component of our executive compensation program has generally consisted of stock options and in 2009 was expanded to include restricted stock awards. We believe that equity grants provide our Named Executive Officers with a strong link to our long-term performance, create an ownership culture and help to align their interests with those of our shareholders.

Equity awards are typically granted to our executives annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the Compensation Committee held following the second quarter of each year. Equity awards are granted upon the recommendation of management and approval of the Compensation Committee based upon its subjective evaluation of the appropriate grant depending upon the level of responsibility of each Name Executive Officer. In accordance with our Third Amended and Restated 2006 Stock Plan (the “2006 Plan”), we set the exercise price of all stock options equal to the closing price of our common stock on the NASDAQ Stock Market on the day of the grant. Stock options generally become exercisable in installments over the period specified by the Compensation Committee. Accordingly, a stock option grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period, and then only if the market price of our common stock appreciates from the option’s exercise price. As a result, stock options strongly support our objective of ensuring that pay is aligned with changes in shareholder value. We have granted restricted stock to support the goal of retaining key Named Executive Officers. Restricted stock is issued to executives at par value ($0.01 per share) and generally vests in installments over the period specified by the Compensation Committee. Accordingly, a restricted stock grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period. The value of the restricted stock to the executive increases as the market price of our common stock increases, but because no specific amount of market price appreciation is necessary for a return to be provided to the executive, the number of shares underlying a restricted stock grant is lower relative to the number of shares underlying a stock option grant.

For the 2009 fiscal year, the Compensation Committee considered the individual contributions of the Named Executive Officers discussed above under “Annual Short Term (Cash) Incentive Compensation” in making its determinations with respect to granting long term incentives, in addition to several more objective factors, including comparative share ownership of similarly-situated executives, the Company’s financial performance, the amount of equity previously awarded, the vesting of such awards, the retention value of the award and FWC’s recommendations. In determining amounts of long term incentive compensation to be awarded, no fixed or specific mathematical weighting was applied to the subjective assessment of the Named Executive Officers’ individual achievements.

In 2009, the Board of Directors approved a 2009 Long Term Incentive Plan, which provided for stock option grants of non-qualified stock options to our executives on October 1, 2009. These stock options are exercisable over seven years and contain a performance vesting component. The performance vesting component ensures that stock option compensation is also tied to the achievement of multi-year performance objectives. The stock options vest as follows: 50% of the grant vests in one-third increments on December 31, 2010, 2011 and 2012, and the remaining 50% cliff vests on December 31, 2012 to the extent that pre-defined earnings per share (EPS) growth and service conditions are satisfied. In order for a Named Executive Officer to vest 100% of his stock option grant, (i) he must be an employee of the Company on December 31, 2012, and (ii) the Company’s EPS for the fiscal year ending December 31, 2010 must be at least 15% higher than its EPS for the fiscal year ending December 31, 2009 and its EPS for the fiscal year ending December 31, 2011 must be at least 40% higher than its EPS for the fiscal year ended December 31, 2009. In October 2009, under the terms of our 2009 Long Term Incentive Plan, the Compensation Committee granted Messrs. Lucia, Hosp and Schmid stock options to purchase 20,000, 16,000 and 6,200 shares of our common stock, respectively, at an exercise price of $37.82 per share and with the vesting schedule described above. In his capacity as a member of the Board, Mr. Holster was granted a non-qualified stock option to purchase 3,100 shares of our common stock, which vests quarterly over a one year period commencing on December 31, 2009.

Restricted Stock Awards. In February 2009, the Compensation Committee approved a retention grant of 31,980 and 25,584 shares of restricted stock to Messrs. Lucia and Hosp, respectively. Subject to Messrs. Lucia’s and Hosp’s continued employment with the Company, these restricted stock awards will vest in 25% increments in February 2011, 2012, 2013 and 2014.

Benefits and Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Company matches 100% of participant contributions to our 401(k) plan up to 3%, and 50% of the next 2% of their compensation contributed to the 401(k) plan.

Severance and Change-in-Control Benefits. Pursuant to employment agreements we have entered into with our Named Executive Officers and under the terms of our 2006 Plan, our Named

Executive Officers are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our Company. We have provided detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments upon Termination of Employment or Change-in-Control” below.

We believe providing these benefits helps us compete for executive talent, promote stability and continuity of senior management and provide reasonable assurance so that they are not distracted from their duties during the uncertainty that may accompany a possible change in control.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of our executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee periodically reviews the potential consequences of Section 162(m) and generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by our Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007.

					Non-Equity
			Stock	Option	Incentive Plan	All Other	Total
Name and Principal		Salary	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert M. Holster	2009	312,500	-	44,900	276,288	9,800	643,488
Non-Executive	2008	467,692	-	31,813	402,968	9,200	911,673
Chairman and Former(6)	2007	438,462	-	59,694	382,067	8,669	888,892
Chief Executive Officer

William C. Lucia	2009	406,923	1,000,000	289,600	442,060	18,300(8)	2,156,883
President and Chief	2008	343,846	-	240,274	290,137	9,200	883,457
Executive Officer(7)	2007	328,846	-	260,808	286,550	9,000	885,204

Walter D. Hosp(9)	2009	337,500	800,000	231,700	221,030	9,800	1,600,030
Chief Financial Officer	2008	325,000	-	142,668	161,200	7,015	635,883
	2007	150,000	-	63,012	112,883	1,000	326,895

John D. Schmid(10)	2009	223,846		89,800	149,620	9,800	473,066
Vice President,	2008	200,000	-	79,831	99,200	9,200	388,231
Human Resources	2007	142,308	-	46,548	129,200	26,846(11)	344,902

(1)	Our employees are paid on a biweekly basis, generally resulting in 26 pay periods per year. In 2009, there were 27 pay periods within the calendar year so each salaried employee, including our Named Executive Officers, received an additional two weeks’ pay.
(2)	In February 2009, Messrs. Lucia and Hosp were granted 31,980 and 25,584 shares of restricted stock respectively. Subject to Messrs. Lucia’s and Hosp’s continued employment with the Company, these restricted stock awards will vest in 25% increments in February 2011, 2012, 2013 and 2014. The amounts in this column represent the grant date fair value of the service-based restricted stock award computed in accordance with FASB ASC Topic 718, assuming all performance conditions are met. The relevant assumptions made in the valuations may be found in Note 11 of the Notes to

Consolidated Financial Statements in our 2009 Annual Report on Form 10-K. The grant date fair value of service-based restricted stock is determined based on the number of shares granted and the fair value of our common stock on the grant date, which is the closing sales price per share of our common stock reported on The NASDAQ Global Market on that date, less the consideration paid by the recipient of the award. Under our 2006 Plan, restricted stock award recipients pay HMS the par value for the stock ($0.01 per share).

(3)	In October 2009, Messrs. Holster, Lucia, Hosp and Schmid were each granted non-qualified stock options to purchase shares of our common stock at an exercise price per share of $37.82, as follows: Holster (3,100), Lucia (20,000), Hosp (16,000), and Schmid (6,200). Mr. Holster’s stock option grant vests quarterly over a one year period commencing on December 31, 2009. The other Named Executive Officer’s stock option grants vest as follows: 50% of the grant vests in one-third increments on December 31, 2010, 2011 and 2012 and the remaining 50% vests on December 31, 2012 to the extent that certain performance and service conditions are satisfied (see the section titled “2009 Long Term Incentive Plan” in the Compensation Discussion & Analysis for further detail). The amounts in this column represent the grant date fair value of each stock option grant computed in accordance with FASB ASC Topic 718, assuming all performance conditions are met (with the exception of the grant to Mr. Holster which is conditioned only on service). The relevant assumptions made in the valuations may be found in Note 11 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

(4)	The amounts set forth in this column reflect the amounts paid to our Named Executive Officers under the Company’s cash incentive plan described in the Compensation Discussion and Analysis contained in this Proxy Statement under the heading “Annual Short Term (Cash) Incentive Compensation.” These amounts are based on a percentage of the individual’s base salary for the fiscal year.

(5)	Except as described in footnotes 8 and 11 below, the amounts in this column reflect 401(k) employer matching contributions.

(6)	Mr. Holster served as our Chief Executive Officer until March 1, 2009. He remains an employee of the Company and serves as the Non-Executive Chairman of the Board of Directors.

(7)	Mr. Lucia became our Chief Executive Officer effective March 1, 2009. Prior to that date, Mr. Lucia served as our President and Chief Operating Officer.

(8)	Represents $8,500 in relocation allowance and $9,800 in 401(k) employer matching contributions.

(9)	Mr. Hosp became our Chief Financial Officer effective July 2, 2007.

(10)	Mr. Schmid became our Vice President of Human Resources effective April 2, 2007.

(11)	Represents a $25,000 sign-on bonus paid in April 2007 and $1,846 in 401(k) employer matching contributions.

Grants of Plan-Based Awards For the Year Ended December 31, 2009

						Estimated Future Payouts
						Under Equity Incentive
						Plan Awards

										All Other
									All	Option
									Other	Awards:	Exercise
									Stock	Number	Price	Grant
									Awards:	of	of	Date Fair
			Estimated Future Payouts						Number	Securities	Option	Value of
		Board	Under Non-Equity Incentive						of	Underlying	Awards	Stock and
	Grant	Approval	Plan Awards(1)						Shares	Options	($/sh)	Option
Name	Date	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	of Stock	(#)	(2)	Awards(3)

Robert M. Holster	10/1/09	9/16/09	8,125	162,500						3,100(4)	37.82	44,900

William C. Lucia	2/19/09	12/22/08	13,000	260,000					31,980(5)		N/A	999,700
	10/1/09	9/16/09					10,000(6)			10,000(4)	37.82	144,800

Walter D. Hosp	2/19/09	12/22/08	6,500	130,000					25,584(5)		N/A	799,700
	10/1/09	9/16/09					8,000(6)			8,000(4)	37.82	115,840

John D. Schmid	10/1/09	9/16/09	4,400	88,000			3,100(6)			3,100(4)	37.82	44,888

(1)	Amounts represent the threshold and target that could be earned by the Named Executive Officer under our 2009 Incentive Plan. The threshold amount shown is 5% of the individual’s bonus target amount, which would be payable if the Company achieved 81% of the targeted net income for 2009. The target amount shown is 100% of the individual bonus target amount, which would be payable if the Company achieved the targeted net income for 2009. Actual incentives paid for 2009 are shown in the Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. The 2009 Incentive Plan is described in the Compensation Discussion and Analysis contained in this Proxy Statement under the heading “Annual Short Term (Cash) Incentive Compensation”. The individual bonus target amount for Messrs. Holster and Lucia was 65% of base salary, and individual bonus target for Messrs. Hosp and Schmid was 40% of base salary. The target percentages were higher for Messrs. Holster and Lucia due to their overall responsibility for the operations and success of the Company. There is no maximum on the bonus amount payable to our Named Executive Officers.

(2)	The exercise price equals the closing price of our Common Stock on the date of the grant.

(3)	The amounts in this column represent the grant date fair value of each stock option grant computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, assuming all performance conditions are met (with the exception of the grant to Mr. Holster which is conditioned only on his continued service). The relevant assumptions made in the valuations may be found in Note 11 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K. The grant date fair value of service–based restricted stock is determined based on the number of shares granted and the fair value of our common stock on the grant date, which is the closing sales price per share of our common stock reported on The NASDAQ Global Market on that date, less the consideration paid by the recipient for the award. Under our 2006 Plan, restricted stock award recipients pay HMS the par value for the stock ($0.01 per share).

(4)	Amounts represent the portion of the non-qualified stock option grant made to the Named Executive Officers in 2009 that is conditioned on continued service. These non-qualified stock option grants are described in the Compensation Discussion and Analysis under the heading “2009 Long Term Incentive Plan”. The vesting terms for these grants are described in footnote 3 to the Summary Compensation Table.

(5)	Amounts represent service-based restricted stock awards made to the Named Executive Officers in 2009. The vesting terms for these awards are described in footnote 2 to the Summary Compensation Table.

(6)	Amounts represent the portion of the non-qualified stock option grant made to the Named Executive Officers in 2009 that is conditioned on performance. These non-qualified stock option grants are described in the Compensation Discussion and Analysis under the heading “2009 Long Term Incentive Plan”. The vesting terms for these grants are described in footnote 3 to the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2009

	Option Awards					Stock Awards
			Equity
			Incentive Plan
			Awards:			Number	Market
	Number of	Number of	Number of			of Shares	Value of
	securities	securities	Securities			of Stock	Shares of
	Underlying	Underlying	Underlying			that	Stock That
	Unexercised	Unexercised	Unexercised	Option	Option	Have	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested	($)(1)

Robert M. Holster	180,000	-	-	1.19	3/30/2011
	15,000	-	-	2.48	12/12/2011
	33,333	-	-	2.92	11/4/2013
	125,000	-	-	3.41	12/19/2012
	40,000(2)			6.95	4/14/2015
	6,667(3)	3,333(3)	10,000(3)	25.45	9/30/2012
	5,000(4)	10,000(4)	15,000(4)	23.99	9/30/2015
	775	2,325(5)	-	37.82	10/1/2016
William C. Lucia						31,980(6)	1,557,106
	668	-	-	$2.92	11/4/2013
	125,000	-	-	$6.95	4/14/2015
	61,999	20,666(4)		$9.44	5/4/2016
	10,332			$3.41	12/19/2012
	88,002	29,333(4)		$10.98	6/26/2016
	5,000	10,000(4)	15,000	$23.99	9/30/2015
	6,667(3)	3,333(3)	10,000(3)	$25.45	9/30/2012
		10,000(7)	10,000(7)	$37.82	10/1/2016
Walter D. Hosp						25,584(6)	1,245,685
	30,000	30,000(8)		$19.12	7/2/2017
	5,000(3)	2,500(3)	7,500(3)	$25.45	9/30/2012
	4,167(4)	8,333(4)	12,500(4)	$23.99	9/30/2015
	-	8,000(7)	8,000(7)	$37.82	10/1/2016
John D. Schmid	-	12,500(8)	-	$21.86	4/2/2017
	2,500(3)	2,500(3)	7,500(3)	$25.45	9/30/2012
	3,334(4)	6,666(4)	10,000(4)	$23.99	9/30/2015
		3,100(7)	3,100(7)	$37.82	10/1/2016

(1)	Market value is calculated by multiplying the closing sales price per share of our common stock on The NASDAQ Global Market ($48.69) on December 31, 2009 by the number of shares of stock that have not vested.

(2)	Transferred by Mr. Holster to the 2007 Robert M. Holster Family Trust.

(3)	Stock options vest as follows: 50% vests in one-third increments on December 31, 2008, 2009 and 2010. The remaining 50% vests on December 31, 2010 to the extent that certain pre-defined performance and service conditions are satisfied.

(4)	Stock options vest as follows: 50% vests in one-third increments on December 31, 2009, 2010 and 2011. The remaining 50% vests on December 31, 2011 to the extent that certain pre-defined performance and service conditions are satisfied.

(5)	Stock option vests quarterly over the one year period commencing on December 31, 2009.

(6)	Service-based restricted stock awards vest in 25% increments on February 19, 2011, 2012, 2013 and 2014.

(7)	Stock options vest as follows: 50% vests in one-third increments on December 31, 2010, 2011 and 2012. The remaining 50% vests on December 31, 2012 to the extent that certain pre-defined performance and service conditions are satisfied.

(8)	Stock options vest annually in 25% increments beginning of the first anniversary of date of grant (Mr. Hosp: July 2, 2007; Mr. Schmid: April 2, 2007).

2009 Option Exercises

The following table sets forth certain information concerning the exercise of stock options by our Named Executive Officers. Although certain of our Named Executive Officers have received service-based restricted stock awards, none of those awards have commenced vesting; hence, the table below does not include information relating to vested stock.

	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Robert M. Holster(2)	246,667	$7,822,774
William C. Lucia	64,000	$2,058,184
John D. Schmid	15,000	$163,425

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

(2)	In 2009, the Robert M. Holster 2007 Family Trust (the “Holster Trust”), of which Mr. Holster’s spouse is the trustee, exercised 30,000 stock options. The value realized on exercise was $1,065,800. Mr. Holster disclaims beneficial ownership of the Holster Trust’s holdings.

Potential Payments Upon Termination of Employment or Change in Control

The following information and table set forth the amount payable to each of our Named Executive Officers in the event of a termination of employment as a result of involuntary termination, resignation following a change in control and involuntary termination following a change in control.

Assumptions and General Principles. The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•	The amounts shown in the table assume that each Named Executive Officer was terminated on December 31, 2009. Accordingly, the table reflects amounts earned as of December 31, 2009 and includes estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination or change in control. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the termination or change in control.

•	A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer’s employment is terminated. This amount includes base salary and unused vacation pay. Amounts due for unused vacation pay for 2009 are not shown in the table.

•	The amounts in the table assume that each of the Named Executive Officers would have been entitled to receive the targeted annual bonus payment for 2009 and not the amount that the Board determined to pay based upon the level of attainment of the Company performance objectives. Therefore, the amount set forth in the table for prorated bonus compensation is the target bonus compensation for each Named Executive Officer and not the amount that was actually paid and shown as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

•	For purposes of Messrs. Holster’s and Lucia’s employment agreements, a “Change of Control” means the sale or transfer of all or substantially all of the assets of the Company or any merger, consolidation or other transaction that would result in the transfer, directly or indirectly, of more than 50% of the then outstanding capital stock of the Company to holders who were not holders of its capital stock immediately prior to such merger. Under the terms of the employment contracts, a sale of substantially all the Company’s assets may occur but such an event will not constitute a “Change of Control Transaction” unless we have sold all our significant lines of business and intend to limit our future activities to the distribution of the proceeds of such transaction.

•	Under the terms of the 2006 Plan, a “Change of Control” shall mean the occurrence of any of the following events: (i) at least a majority of the Board shall cease to consist of directors of the Company who served in such capacity at the time the 2006 Plan was adopted or during each subsequent renewal term; (ii) any “person” or “group” shall have acquired beneficial ownership (as defined in Regulation 13d-3) of shares having 35% or more of the voting power of all outstanding shares, unless such acquisition is preapproved by the Board; (iii) a merger or consolidation occurs in which outstanding shares are converted into shares of another company, or other securities, or cash or other property; (iv) the sale of all, or substantially all, of the Company’s assets occurs; or (v) the Company’s stockholders approve a plan of complete liquidation of the Company.

•	The following actions, failures and events by a Named Executive Officer shall constitute “Cause”: (i) a conviction or the entering of a plea of nolo contendere with respect to a felony, (ii) dependence on, or habitual abuse of controlled substances or alcohol (in the case of alcohol abuse, that has a material adverse affect on performance of employment obligations) or acts of dishonesty that are materially detrimental to the Company, (iii) willful misconduct that materially damages the business of the Company, (iv) gross negligence in the performance of, or willful disregard of material obligations relating to employment, which gross negligence or willful disregard continues unremedied, or (v) failure to obey the reasonable and lawful orders and policies of the Board of Directors that are material to and consistent with the provisions of his employment.

			Involuntary
		Resignation	Termination
		Upon a	Upon a
	Involuntary	Change of	Change of
Named Executive Officer and Type of Payment	Termination	Control	Control

William C. Lucia, President & Chief Executive Officer(1)
Cash severance	$800,000	$800,000	$800,000
Bonus payment	$520,000	$520,000	$520,000
Continued health insurance coverage	$11,602	$11,602	$11,602
Restricted Stock	$1,556,800(2)	-	$1,556,800(2)
Stock Options	$11,746,400(3)	$11,746,400(3)	$14,808,400(4)

Total	$14,634,802	$13,078,002	$17,696,602

Robert M. Holster, Non-Executive Chairman/Former Chief Executive Officer(5)
Cash severance	$290,400	$290,400	$290,400
Continued health insurance coverage(6)	$14,639	$14,639	$14,639
Stock Options(3)	$18,385,300(3)	$18,385,300(3)	$19,337,900(4)

Total	$18,690,339	$18,690,339	$19,642,939

Walter D. Hosp, Chief Financial Officer(7)
Cash severance	$325,000	-	$325,000
Continued health insurance coverage	$18,815	-	$18,815
Restricted Stock	$1,245,400(2)	-	$1,245,400(2)
Stock Options	$1,106,200(3)	$1,106,200(3)	$2,914,200(4)

Total	$2,695,415	$1,106,200	$4,503,415

John D. Schmid, Vice President, Human Resources(8)
Cash severance	$110,000	-	$110,000
Continued health insurance coverage	$6,558	-	$6,558
Stock Options	$140,500(3)	$140,500(3)	$1,187,300(4)

Total	$257,058	$140,500	$1,303,858

(1)	If we terminate Mr. Lucia’s employment without “cause” or if his employment ceases because of his death or disability or if he terminates his employment within 45 days of a Change of Control, then provided Mr. Lucia complies with certain restrictive covenants contained in his employment agreement (as described below), then for the 24 months following Mr. Lucia’s termination, he will be entitled to receive: (i) severance equal to his base salary, (ii) his 65% target bonus, and (iii) continued health insurance coverage. For the 24 months following Mr. Lucia’s termination, he is prohibited from: (i) directly or indirectly engaging in competition with or owning any interest in, performing any services for, participating in, or being connected with any business that is competitive with the business of the Company and its subsidiaries, (ii) directly or indirectly inducing or attempting to induce any employee of the Company or its subsidiaries to leave the employ of the Company, and (iii) directly or indirectly hiring, engaging or working with any supplier, contractor or other business relation of the Company or its subsidiaries if such action would be known by him to have a material adverse effect on the Company’s business or materially interfere with the Company’s relationship with that person/entity.
(2)	In the event a holder of a restricted stock award ceases to be employed by the Company by reason of death, disability or involuntarily (other than (i) for Cause and (ii) for Cause within 24 months of a Change of Control, but including without Cause during the 24-month period following a Change of Control), the restricted stock shall vest in full. In addition, the Compensation Committee has the discretion to accelerate vesting of the restricted stock in the event of a Change of Control. The amounts presented represent the market value of the restricted stock, which is determined based on the number of shares granted and the fair value of our common stock on December 31, 2009, which is the closing sales price per share of our common stock reported on The NASDAQ Global Market on that date ($48.69), less the consideration paid by the recipient for the award ($0.01 per share).
(3)	Under the terms of our 2006 Plan, upon an employee’s termination of employment (for any reason other than gross misconduct), stock option exercises shall be limited to the stock options that were immediately exercisable at the date of such termination. The amounts presented represent the value of each Named Executive Officers’ vested stock options as of December 31, 2009 (calculated based on the excess of the closing market price of our common stock on December 31, 2009, over the exercise prices of such options).
(4)	Under the terms of our 2006 Plan, if a Named Executive Officer ceases to be employed by the Company by reason of involuntary termination by the Company (other than for Cause) during the 24-month period following a Change of Control, such Named Executive Officer is entitled to full accelerated vesting of his stock options. The numbers included in the table represent the value of the accelerated vesting of stock options (calculated based on the excess of the closing market price of our common stock on December 31, 2009, over the exercise prices of such options).
(5)	If we terminate Mr. Holster’s employment without “cause” or if his employment ceases because of his death or disability or if he terminates his employment within 45 days of a Change of Control of the Company, then provided he complies with certain restrictive covenants contained in his employment agreement with the Company (as described below), Mr. Holster will be entitled to receive, through February 11, 2011, (i) severance equal to his base salary, and (ii) continued health insurance coverage. Mr. Holster’s employment agreement prohibits him from doing any of the following through February 11, 2011: (i) directly or indirectly engaging in competition with or owning any interest in, performing any services for, participating in, or being connected with any business that is competitive with the business of the Company and its subsidiaries, (ii) directly or indirectly inducing or attempting to induce any employee of the Company or its subsidiaries to leave the employ of the Company, and (iii) directly or indirectly hiring, engaging or working with any supplier, contractor or other business relation of the Company or its subsidiaries if such action would be known by him to have a material adverse effect on the Company’s business or materially interfere with the Company’s relationship with that person/entity.
(6)	In the event the successor company in a Change of Control does not offer Mr. Holster post-termination health benefits, then at the time of the closing of such transaction and subject to certain conditions, we will make a lump sum payment to Mr. Holster equal to 135% of the COBRA cost for 18 months of family health plan continuation, plus 135% of the cost of premiums for six months of a non-group family health plan benefits.
(7)	In the event Mr. Hosp is involuntarily terminated or involuntarily terminated upon a Change of Control of the Company, he will be entitled to salary and benefits continuation for twelve months.
(8)	In the event Mr. Schmid is involuntarily terminated, he will be entitled to salary and benefits continuation for six months.

Executive Employment Agreements

Robert M. Holster — Chairman

On March 1, 2009, in connection with Mr. Holster’s resignation as our Chief Executive Officer, we amended and restated his employment agreement to reflect his continued employment with the Company as the Non-Executive Chairman of the Board of Directors. Unless extended or earlier terminated (as described in more detail below), this agreement will terminate on February 28, 2011. Under the terms of this agreement, Mr. Holster is required to devote at least 50% of his business time to the performances of services under the agreement. Mr. Holster’s current annualized base salary is $250,000. Mr. Holster is eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the term of the agreement, in each case as may be determined by the Board of Directors in its sole discretion, on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors.

Mr. Holster’s target bonus is 65% of his base salary. For 2009, Mr. Holster received a performance bonus of $276,288.

Under the terms of our agreement with Mr. Holster, if we terminate Mr. Holster’s employment without “Cause” or if his employment ceases because of his death or disability or if he terminates his employment within 45 days of a Change of Control of us, then provided he complies with certain restrictive covenants contained in the agreement, Mr. Holster will be entitled to receive, through February 11, 2011 (i) severance equal to his base salary, and (ii) continued health insurance coverage.

In the event of a change of control transaction, if the successor company does not offer Mr. Holster post-termination health benefits, then at the time of the closing of such transaction and subject to certain conditions, we will make a lump sum payment to Mr. Holster equal to 135% of the COBRA cost for 18 months of family health plan continuation, plus 135% of the cost of premiums for six months of a non-group family health plan benefits.

William C. Lucia — President and Chief Executive Officer

On March 1, 2009, in connection with Mr. Lucia’s appointment as our Chief Executive Officer, we entered into an amended and restated employment agreement with Mr. Lucia. Unless extended or earlier terminated, this agreement will terminate on February 28, 2011. For 2009, Mr. Lucia’s annualized base salary was $400,000. Effective March, 1, 2010, the Compensation Committee increased Mr. Lucia’s annualized base salary to $525,000. Mr. Lucia is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during term of his employment, in each case as may be determined by our Board of Directors in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors. Mr. Lucia’s target bonus is 65% of his base salary. For 2009, Mr. Lucia received a performance bonus of $442,060.

If we terminate Mr. Lucia’s employment without “Cause” or if his employment ceases because of his death or disability or if he terminates his employment within 45 days of a Change of Control, then provided Mr. Lucia complies with certain restrictive covenants contained in the agreement, for the 24 months following Mr. Lucia’s termination, he will be entitled to receive (i) severance equal to his base salary, (ii) his 65% target bonus, and (iii) continued health insurance coverage.

Walter D. Hosp — Chief Financial Officer

We have an employment letter agreement with Mr. Hosp that has an unspecified term. Mr. Hosp’s current annualized base salary, as approved by the Compensation Committee, is $325,000. Mr. Hosp is also eligible to receive an annual performance bonus, which depends on our performance and his individual performance, in each case as determined by our Board of Directors. For 2009, Mr. Hosp’s target bonus was 40% of his base salary. In February 2010, the Compensation Committee increased Mr. Hosp’s target bonus to 50% of his base salary. For 2009, Mr. Hosp received a performance bonus of $221,030. Upon his commencement of employment with us, Mr. Hosp was granted a stock option to purchase 60,000 shares of our common stock at an exercise price of $19.12 per share (the then current market price), with options covering 15,000 shares vesting on the first anniversary of the grant, and options covering the remaining 45,000 shares vesting thereafter in three equal annual installments. These options were not granted pursuant to our 2006 Stock Plan.

In the event Mr. Hosp is involuntarily terminated or involuntarily terminated upon a change in control of the Company, he will be entitled to salary and benefits continuation for twelve months.

John D. Schmid — Vice President of Human Resources

We have an employment letter agreement with Mr. Schmid that has an unspecified term. Mr. Schmid’s current annualized base salary, as approved by the Compensation Committee, is $220,000. He is also eligible to receive an annual performance bonus, which depends on our performance and his individual and department performance, in each case as determined by our Board of Directors. Mr. Schmid’s target bonus is 40% of his base salary. For 2009, Mr. Schmid received a performance bonus of $149,620. Upon his commencement of employment with us, Mr. Schmid received a sign-on bonus of $25,000. In addition, Mr. Schmid was granted a stock option to purchase 25,000 shares of our common stock at an exercise price of $21.86 per share (the then current market price), with options covering 6,250 shares vesting on the first anniversary of the grant, and options covering the remaining 18,750 shares vesting thereafter in three equal annual installments. These options were granted pursuant to our 2006 Stock Plan.

In the event Mr. Schmid is involuntarily terminated, he will be entitled to salary and benefits continuation for six months.

DIRECTOR COMPENSATION

General

A director who is one of our employees receives no additional cash compensation for his or her services as a director or as a member of a committee of our Board of Directors. A director who is not one of our employees (a non-employee director) receives cash compensation for his or her services as described below. All directors are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors or its committees.

Quarterly Retainer

Each non-employee director receives a quarterly retainer for service as a director, which is paid at the end of each quarter. The amount of the retainer is fixed from time to time by resolution of the Board. The quarterly retainer is currently $8,750 per quarter, or $35,000 annually.

Audit Committee Chair Retainer

The Audit Committee Chair, Ms. Rudnick, receives an additional $5,000 per year in the form of a quarterly retainer of $1,250, which is also paid at the end of each quarter.

Stock Option Grants

Each of our non-employee directors is eligible to receive an annual award of stock options, the value of which is fixed from time to time by resolution of the Board. In September 2009, the Board adopted the 2009 Long Term Incentive Plan provided that for 2009 each of our non-employee directors, and Mr. Holster would receive a stock option grant valued at approximately $50,000, with the actual number of stock options to be calculated based on the grant date fair value computed in accordance with FASB ASC Topic 718, except that no assumption for forfeitures would be included. On October 1, 2009, under the terms of the 2009 Long Term Incentive Plan, each of our non-employee directors, and Mr. Holster, was granted a stock option to purchase 3,100 shares of our common stock, which vests quarterly over a one year period commencing December 31, 2009.

2009 Non-Employee Director Compensation

The following table sets forth compensation earned and paid to each non-employee director for service as a director during 2009.

	Fees Earned or	Option
Name(1)	Paid in Cash	Awards(2)	Total

James T. Kelly	$35,000	$44,900	$79,900
William F. Miller III	$35,000	$44,900	$79,900
William S. Mosakowski	$35,000	$44,900	$79,900
William W. Neal	$35,000	$44,900	$79,900
Galen D. Powers	$35,000	$44,900	$79,900
Ellen A Rudnick	$40,000	$44,900	$84,900
Michael A. Stocker, M.D.	$35,000	$44,900	$79,900
Richard H. Stowe	$35,000	$44,900	$79,900

(1)	The number of stock options outstanding as of December 31, 2009 held by the directors named in the above table was as follows: Mr. Kelly (35,100), Mr. Miller (20,100), Mr. Mosakowski (18,850), Mr. Neal (16,774), Mr. Powers (20,100), Ms. Rudnick (85,100), Dr. Stocker (18,850) and Mr. Stowe (65,100).

(2)	On October 1, 2009, each non-employee director, and Mr. Holster, was granted a stock option to purchase 3,100 shares of common stock that vests quarterly commencing on December 31, 2009. The amounts in this column represent the grant date fair value of that stock option grant computed in accordance with FASB ASC Topic 718. The relevant assumptions made in the valuations may be found in Note 11 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be realized by the directors with respect to these awards.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

William S. Mosakowski, a member of our Board of Directors since December 2006, is the President, Chief Executive Officer, controlling stockholder and a member of the board of directors of PCG. We acquired PCG’s Benefits Solutions Practice Area (BSPA) in August 2006. Since the acquisition of BSPA in 2006, we have entered into several subcontractor agreements with PCG, pursuant to which we provide cost containment services. For the year ended December 31, 2009, we recognized $2.8 million as revenue under subcontractor agreements with PCG. For the year ended December 31, 2009, accounts receivable outstanding related to these subcontractor agreements with PCG were $2.9 million.

In addition, as part of the acquisition of BSPA in 2006, we subleased office space from PCG. For the year ended December 31, 2009, we recognized approximately $110,000 as expense under such sublease arrangement with PCG.

In connection with the BSPA acquisition, we entered into an Intercompany Services Agreement (ISA) with PCG to allow each party to perform services for the other, such as information technology support and contractual transition services. Services performed under the ISA are billed at pre-determined rates specified in the ISA. For the year ended December 31, 2009, services rendered by PCG under the ISA were valued at approximately $122,000 and our services rendered to PCG were valued at approximately $184,000.

Since the BSPA acquisition, amounts collected by or paid on our behalf by PCG are reimbursed to PCG at cost. At December 31, 2009, we owed $170,000 to PCG.

The Audit Committee has reviewed and approved these transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file with the SEC and NASDAQ reports of ownership and changes in ownership of common stock. Copies of such reports are required to be furnished to us.

Based solely on review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal year 2009, all of our executive officers and directors complied with the requirements of Section 16(a), except that due to an administrative error, Mr. Lucia, our President and Chief Executive Officer and Director, filed one late Form 4 reporting the exercise of a stock option and the sale of the underlying shares of common stock pursuant to his 10b5-1 plan.

10b5-1 PLANS

Our policy regarding securities trades by our executive officers and directors permits sales of our securities under plans instituted pursuant to Rule 10b5-1 under the Exchange Act. These plans allow insiders to diversify their holdings in a manner that dispels any inference that they are trading on the basis of material nonpublic information. Several of our executive officers and directors have established 10b5-1 plans.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Annual Meeting other than as set forth herein. If other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters in their discretion.

ANNUAL REPORT

Our 2009 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent registered public accounting firm. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

Walter D. Hosp
Chief Financial Officer and
Corporate Secretary

Dated: April 30, 2010

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,
SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE
ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/hmsy
HMS Holdings	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
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▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

WITHHOLD AUTHORITY
		FOR all nominees	to vote for all
		listed	nominees listed	*FOR ALL EXCEPT			FOR	AGAINST	ABSTAIN

1.	ELECTION OF DIRECTORS Nominees: 01 Robert M. Holster 02 James T. Kelly 03 William C. Lucia 04 William S. Mosakowski	☐	☐	☐	2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

					3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write that nominee’s name in the space provided below.

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

HMS HOLDINGS CORP.
Annual Meeting of Shareholders
June 9, 2010
401 Park Avenue South
10th Floor
New York, NY 10016
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders: The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/hmsy
▼ FOLD AND DETACH HERE ▼

HMS HOLDINGS CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned appoints William C. Lucia and Walter D. Hosp, and any one of them, as proxies, to vote all shares of Common Stock of HMS Holdings Corp. (the Company) held of record by the undersigned as of April 30, 2010, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, 10th Floor, New York, New York 10016 on Wednesday, June 9, 2010, at 10:00 A.M. and any adjournments thereof, upon the following matters:
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE HEREOF. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.
(Continued and to be signed on the reverse side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
  WO #
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